The Beard Company                           Exhibit 11

          Computation of Earnings (Loss) Per Share

                                                Year Ended December 31,
                                                -----------------------
                                           1998           1997        1996
                                           ----           ----        ----
Basic and Diluted Earnings(Loss) Per Share:
Loss from continuing operations
  per statements of operations        $  (573,000)  $  (1,288,000) $   (981,000)
                                      ===========   =============  ============
Net earnings (loss) per statements of
  operations                           (3,857,000)      9,014,000      (315,000)
Less accretion of redeemable preferred
  stock                                         -      (3,789,000)            -
                                      -----------   -------------  ------------
Net earnings (loss) attributable to
  common shareholders per statements
  of operations                       $(3,857,000)  $   5,225,000  $   (315,000)
                                      ===========   =============  ============
Weighted average common shares
  outstanding                           2,542,000       2,808,000     2,756,000
                                      ===========   =============  ============
Basic and diluted earnings (loss)
 per share:
  Loss from continuing operations     $     (0.23)  $       (0.46) $      (0.35)
                                      ===========   =============  ============
  Net Earnings (loss)                 $     (1.52)  $        1.86  $      (0.11)
                                      ===========   =============  ============